United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

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SCOLR Pharma, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SCOLR Pharma, Inc.

3625 132nd Avenue SE, Suite 400

Bellevue, Washington 98006

May 4, 2007

Dear Stockholder:

This year’s annual meeting of stockholders will be held on June 7, 2007, at 10:00 a.m. local time at the Hyatt Regency Hotel, 900 Bellevue Way, Bellevue, Washington 98004. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter.

As we were finalizing the materials for the Annual Meeting, we learned of the sudden passing of Dr. Michael Sorell, a valued member of our board of directors since April 2004. Dr. Sorell played an important role as advisor and colleague for the team at SCOLR and we will miss his counsel and friendship. We extend our sincere condolences to his family.

It is important that you use this opportunity to take part in the affairs of SCOLR Pharma, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of SCOLR Pharma, Inc.’s Annual Report to Stockholders is also enclosed for your information. Following completion of the scheduled business, we will report on SCOLR Pharma’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

DANIEL O. WILDS
President and Chief Executive Officer

SCOLR Pharma, Inc.

Notice of Annual Meeting for Stockholders and Proxy Statement

SCOLR Pharma, Inc.

3625 132nd Avenue SE, Suite 400

Bellevue, Washington 98006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 7, 2007

To the stockholders of SCOLR Pharma, Inc.:

Notice is hereby given that the annual meeting of the stockholders of SCOLR Pharma, Inc., a Delaware corporation, will be held on June 7, 2007, at 10:00 a.m. local time at the Hyatt Regency Hotel located at 900 Bellevue Way, Bellevue, Washington 98004, for the following purposes:

1. To elect six directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.

2. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 17, 2007, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 3625 132nd Avenue SE, Suite 400, Bellevue, Washington 98006.

By order of the Board of Directors,

DANIEL O. WILDS
President and Chief Executive Officer

Bellevue, Washington

May 4, 2007

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM SUCH BANK, BROKER OR OTHER NOMINEE.

SCOLR Pharma, Inc.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 7, 2007

The accompanying proxy is solicited by the Board of Directors of SCOLR Pharma, Inc., a Delaware corporation, for use at its 2007 annual meeting of stockholders or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about May 4, 2007.

Date, Time and Place of Meeting.    This year’s annual meeting of stockholders will be held on June 7, 2007, at 10:00 a.m. local time at the Hyatt Regency Hotel, 900 Bellevue Way, Bellevue, Washington 98004.

Voting Securities.    Only stockholders of record as of the close of business on April 17, 2007, will be entitled to vote at the meeting and any adjournment thereof. As of that date, we had 38,125,146 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Except as noted below, votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.    A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include matters such as the election of directors, increases in authorized common stock for general corporate purposes and the ratification of auditors.

Solicitation of Proxies.    We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and may reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and other third parties to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies.    All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

Proxy Revocation.    A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of SCOLR Pharma a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. However, if a stockholder’s shares are held of record by a bank, broker or other nominee, the stockholder must first obtain a proxy issued in his or her name from such bank, broker or other nominee before voting the shares in person at the meeting.

Principal Executive Offices.    Our principal executive offices are located at 3625 - 132nd Avenue SE, Suite 400, Bellevue, Washington 98006. Our corporate website is http://www.scolr.com.

PROPOSAL FOR

ELECTION OF DIRECTORS

Our bylaws provides that the board of directors shall consist of between four and twelve members, with the specific number to be established by resolution of the board of directors. The authorized number of directors is currently set at eight.

Our nominating and corporate governance committee has nominated for election by the stockholders six current members of the board of directors:

•	Randall L-W. Caudill, D. Phil.
•	Reza Fassihi, Ph.D.
•	Herbert Lucas, Jr.
•	Wayne L. Pines
•	Michael N. Taglich
•	Daniel O. Wilds

If elected, the nominees will serve as directors until our annual meeting of stockholders in 2008 and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, the six nominees for director receiving the highest number of votes will be elected as members of the board of directors. Abstentions and broker non-votes will each be counted for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE NAMED ABOVE.

BOARD OF DIRECTORS

Set forth below is certain information pertaining to our current directors:

Randall L-W. Caudill, D. Phil., age 60, has served as a director since 2002. Dr. Caudill is president of Dunsford Hill Capital Partners, a financial consulting firm serving early-stage healthcare and technology companies. From 1987 to 1997, while at Prudential Securities, Dr. Caudill established and headed the firm’s San Francisco investment banking practice and served as head of the mergers and acquisitions department and co-head of Prudential’s investment banking division. Dr. Caudill also served as executive director and co-head of mergers and acquisitions at Morgan Grenfell Inc. and as vice president in the mergers and acquisitions department of The First Boston Corporation. Dr. Caudill currently serves as chairman of the board of directors of VaxGen, Inc., and on the boards of directors of RamGen Inc. and Helix BioMedix Inc. Dr. Caudill received a MA in Public and Private Management from Yale University and a doctorate of philosophy while a Rhodes Scholar at Oxford University. (Currently Audit Committee member of VaxGen, Inc. and Helix BioMedix, Inc.)

Reza Fassihi, Ph.D., age 55, has served as a director since November 2003. Dr. Fassihi is the co-inventor and patent holder of patents in our CDT(R) platform and is a consultant to us. He is a professor of biopharmaceutics and industrial pharmacy at Temple University, School of Pharmacy. Dr. Fassihi joined Temple University in 1992, where he has served as professor, director of graduate programs, and has chaired various committees and is co-chair of PPF (Philadelphia Pharmaceutical Forum). Dr. Fassihi is widely published in more than 124 peer-reviewed professional papers, numerous chapters in books and is credited with more than 300 abstracts. Currently he has ongoing projects in collaboration with various pharmaceutical laboratories. He acts as a consultant to a number of pharmaceutical and nutritional manufacturers, government agencies, and has served as an expert witness on issues related to pharmaceutical products.

Herbert L. Lucas, age 80, has served as a director since 1991. Since 1982, Mr. Lucas has managed his family investment business. He has served on the boards of various financial and business institutions including Wellington Trust Company, Arctic Alaska Fisheries, Inc., and Sunworld International Airways, Inc. Mr. Lucas has served as Trustee of The J. Paul Getty Trust, the Los Angeles County Museum of Art, The Morgan Library, and Winrock International Institute for Agricultural Research and Development. He was formerly a member of the Board of Trustees of Princeton University. From 1972 to 1981, he served as president of Carnation International in Los Angeles and as a director of the Carnation Company. Mr. Lucas received a BA degree in History from Princeton University and an MBA degree from the Harvard University Graduate School of Business Administration.

Hans Mueller, Ph.D., age 66, has served as a director since July 2005. Since 2004, Dr. has been a consultant providing services to a number of private life sciences companies. From 1993 to 2004, Dr. Mueller worked for Wyeth Pharmaceuticals, where he managed the completion of hundreds of transactions as senior vice president of global business development. From 1985 to 1993, Dr. Mueller served in various positions with Nova Pharmaceuticals, including as president and chief executive officer. Dr. Mueller began his career in the life science industry in 1969, at Sandoz Inc., where he was initially involved in biostatistics and then several other functions including new product planning, licensing and business development. Dr. Mueller rose from a manager to vice president of the company prior to his departure in 1985. Dr. Mueller serves as on the boards of directors of three venture funded health care companies, TransMolecular, Inc., Hypnion, Inc., and Othera Pharmaceuticals, Inc. Dr. Mueller received his Ph.D. in Actuarial Sciences and Math from the University of Bern, Switzerland and is a graduate of Harvard Business School’s Advanced Management Program.

Wayne L. Pines, age 63, has served as a director since April 2004. Mr. Pines is an international consultant on FDA-related regulatory and media issues and on corporate crisis management. Since 1993, he has served as president of regulatory services and healthcare at APCO Worldwide, a public affairs firm in Washington, D.C. Prior to that, Mr. Pines served as executive vice president of Burson-Martseller, an international public relations agency. Mr. Pines served for ten years at the FDA, including as chief of consumer education and information, chief of press relations and associate commissioner of public affairs. He serves on the boards of directors of several non-profit organizations, including the FDA Alumni Association, the FDA Alliance, and the MedStar Research Institute, and is on the scientific advisory board of Tigris Pharmaceuticals. A frequent lecturer at educational conferences, he has authored or edited eleven books on FDA-related issues, medical advertising regulation and crisis management. Mr. Pines is a graduate of Rutgers University.

Michael N. Taglich, age 41, has served as a director since August 2003 and as chairman of the board since April 2005. Since 1992, Mr. Taglich has served as president and co-founder of Taglich Brothers, Inc., a NASD broker-dealer focused on public and private micro cap companies. From 1987 to 1992, Mr. Taglich served as vice president at Weatherly Securities. Mr. Taglich earned a BS from New York University.

Daniel O. Wilds, age 58, has served as a director and as our president and chief executive officer since August 2003. From 1998 to July 2003, Mr. Wilds served as chairman, president and chief executive officer of Northwest Biotherapeutics, Inc., a biotechnology company focused on discovering, developing, and commercializing immunotherapy products that safely generate and enhance immune system responses to effectively treat cancer. From 1997 to 1998, Mr. Wilds served as president and chief executive officer of Shiloov Biotechnologies (USA), Inc. From 1992 to 1996, Mr. Wilds served as president and chief executive officer of Adeza Biomedical Corporation, prior to which he served as president and chief executive officer of Medisense, Inc. and president of Baxter’s Chemotherapy Service. Mr. Wilds has also served as president and chief operating officer of Travenol-Genentech, Inc., a joint venture between Baxter International and Genentech, Inc., and has held other domestic and international senior management positions in the biomedical and biopharmaceutical fields. Mr. Wilds currently serves on the board of directors of Helix BioMedix, Inc. Mr. Wilds holds a BA from California State University, Los Angeles and an MBA from Northwestern University.

Michael Sorell, M.D., has served as a director since April 2004. Dr. Sorell passed away on April 20, 2007.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that each of Dr. Caudill, Mr. Lucas, Dr. Mueller and Mr. Pines is an “independent director” for purposes of the American Stock Exchange rules as currently applicable to us. Mr. Wilds is not independent because he serves as our President and Chief Executive Officer, and Dr. Fassihi is not independent because of compensation he receives under a consulting agreement. We are in compliance with the rule of the American Stock Exchange requiring that a majority of our directors be independent.

Independent Director Meetings

Non-management directors generally meet in executive session without management present each time the board of directors holds its regularly scheduled meetings. Mr. Pines has been designated by the board of directors to act as the presiding director for such independent director meetings.

Board Meetings and Committees

The board of directors held seven meetings of the full board and two meetings of the independent directors during the fiscal year ended December 31, 2006. The board of directors has a standing audit committee, compensation committee and nominating and corporate governance committee. Committee assignments are re-evaluated periodically and approved by the board of directors as needed. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the board and all of the committees of the board on which such director served held during that period.

The following table sets forth the three standing committees of the board of directors, the members of each committee during the last fiscal year and the number of meetings held by each committee:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Randall L-W. Caudill	Member	Chair	Chair
Herbert L. Lucas	Chair	Member	Member
Hans Mueller			Member
Wayne L. Pines	Member	Member
Michael Sorell	Member

Number of Meetings:	11	3	3

Audit Committee.    The current members of the audit committee are Mr. Lucas (Chairman), Dr. Caudill and Mr. Pines. Dr. Sorell served as a member of the audit committee during fiscal 2006 and until April 1, 2007. The board of directors has determined that each member of the audit committee satisfies all applicable independence and experience requirements of the American Stock Exchange and the Securities and Exchange Commission for audit committee membership. The board of directors has also determined that two members of the audit committee, Dr. Caudill and Mr. Lucas are qualified as “audit committee financial experts” as defined by the SEC.

The audit committee acts pursuant to a written charter adopted by the board of directors. A copy of the charter is included as Appendix A to this proxy statement. The audit committee retains our independent auditors, reviews their independence, reviews and approves any fee arrangements with our auditors, oversees their audit work, reviews and pre-approves any non-audit services that may be performed by them, reviews the adequacy of accounting and financial controls, reviews our critical accounting policies and reviews and approves any related party transactions. The audit committee held eleven meetings during fiscal 2006.

Compensation Committee.    The current members of the compensation committee are Dr. Caudill (Chairman), Mr. Lucas and Mr. Pines. The board of directors has determined that each current member of the compensation committee satisfies all applicable independence and experience requirements of the American Stock Exchange and the Securities and Exchange Commission for compensation committee membership and as outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The compensation committee acts pursuant to a written charter adopted by the board of directors. The compensation committee determines all compensation for our chief executive officer, including incentive-based and equity-based compensation. In addition, the compensation committee reviews and approves salary and bonus levels for other executive officers and approves stock option grants to executive officers. The compensation committee held three meetings during fiscal 2006.

Agendas for the meetings of the compensation committee are determined through a collaborative process involving the committee chairman and the chief executive officer. Committee meetings are usually attended by the chief executive, financial, legal and technical officers, who are excused from the meeting when the committee discusses their individual compensation or performance and during other executive sessions of the committee.

Nominating and Corporate Governance Committee.    The current members of the nominating and corporate governance committee are Mr. Lucas (Chairman), Dr. Caudill and Dr. Mueller. The board of directors has determined that each member of the nominating and corporate governance committee satisfies all applicable independence requirements of the American Stock Exchange for nominating and corporate governance committee membership. Mr. Taglich served as a member of the nominating and corporate governance committee until January 27, 2006. Mr. Taglich is not considered independent as a result of placement agent fees paid to Taglich Brothers and compensation paid to Mr. Taglich for consulting services he provides to us.

The nominating and corporate governance committee acts pursuant to a written charter adopted by the board of directors. The nominating and corporate governance committee identifies individuals qualified to become members of the board of directors, selects or recommends to the board of directors director nominees for each election of directors, develops and recommends to the board of directors criteria for selecting qualified director candidates, considers committee member qualifications, appointment and removal, and provides oversight in the evaluation of the board of directors and each committee. The nominating and corporate governance committee held three meetings during fiscal 2006.

Director Nominations

When considering the nomination of director for election to the board of directors, the nominating and corporate governance committee generally reviews the results of an evaluation performed by the board of directors and each committee and the needs of the board of directors for various skills, background, experience and expected contribution and qualifications of the candidate. In this regard, the nominating and corporate governance committee concerns itself with the composition of the board of directors with respect to depth of experience, balance of professional interests, required expertise and other factors. The nominating and corporate governance committee evaluates prospective nominees on its own initiative or referred to it by the board of directors, management, stockholders or external sources.

Our stockholders may nominate candidates for election as directors if they follow the procedures and conform to the deadlines specified in our bylaws. The complete description of the requirements for stockholder nomination of director candidates is contained in the bylaws. In summary, a stockholder desiring to nominate one or more candidates for election at our next annual meeting must submit written notice of such nomination to our corporate secretary not less than 90 days in advance of the third Monday in May. The deadline for submission of any director nominations by our stockholders for the next annual meeting is also set forth in the proxy statement for each annual meeting.

Any stockholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	the stockholder’s name and address;

•	a representation that the stockholder is entitled to vote at the annual meeting and a statement of the number of shares beneficially owned by the stockholder;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

•	any other information relating to each nominee that would be required to be disclosed in a proxy statement filed pursuant to the SEC’s proxy rules; and

•	the consent of each nominee to serve as a director if so elected.

Evaluation of any recommendations by stockholders of director candidates is the responsibility of our nominating and corporate governance committee under its charter. Stockholders may submit in writing recommendations for consideration by the nominating and corporate governance committee to the attention of our corporate secretary at 3625 132nd Avenue SE, Suite 400, Bellevue, Washington 98006. Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the stockholder wants the nominating and corporate governance committee to consider.

Communications with Directors

Any stockholder wishing to communicate with any of our directors regarding SCOLR Pharma may write to the director, c/o Corporate Secretary, 3625 132nd Avenue SE, Suite 400, Bellevue, Washington 98006. Any such correspondence should indicate that the sender is a stockholder of SCOLR Pharma. Our corporate secretary will forward all communications the director or directors to whom it is addressed as soon as practicable, although communications that are primarily commercial in nature, abusive, in bad taste or that present safety or security concerns may be handled differently. The independent directors of the board of directors review and approve the stockholder communication process periodically to ensure effective communication with stockholders.

Director Attendance at Annual Meetings

We believe that annual meetings provide an opportunity for stockholders to communicate with members of our board of directors. We will make every effort to schedule the annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. All of our directors are encouraged to attend the annual meeting of stockholders. We will reimburse all reasonable out-of-pocket traveling expenses incurred by our directors attending the annual meeting. All eight of our directors attended the 2006 annual meeting of stockholders.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct that applies to all of our employees, officers and directors. The code of conduct also sets forth our procedures for reporting possible wrongdoing to executive management and establishes a confidential procedure for reporting to the audit committee. The code of business conduct is available on our website at www.scolr.com. Any substantive amendment or waiver of the code of business conduct for executive officers or directors may be made only by the audit committee, and we intend to disclose any such amendment or waiver on our website.

Corporate Governance Materials

The board of directors has adopted a written charter for each of the committees described above. A copy of the audit committee charter is included as Appendix A to this proxy statement. Links to these materials are available on our website at www.scolr.com.

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee are Dr. Caudill (Chairman), Mr. Lucas and Mr. Pines. Although Mr. Wilds, our president and chief executive officer, participated in compensation discussions during 2006, he did not participate in any deliberations or decisions regarding his own compensation.

INDEPENDENT AUDITORS

The audit committee of the board of directors has selected Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2007. Grant Thornton LLP has audited our financial statements for the 2006 and 2005 fiscal years. A representative of Grant Thornton LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets for the aggregate fees billed to us for the fiscal years ended December 31, 2006, and 2005, by Grant Thornton LLP, our independent auditors.

	Fiscal 2006	Fiscal 2005
	(In thousands of U.S. dollars)
Audit Fees(1)	$321,000	$252,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	9,000	8,000
All Other Fees(4)	—	—

(1)	Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with (i) the audit of our annual financial statements, (ii) the review of our quarterly financial statements or (iii) those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters. This information is presented as of the latest practicable date for this proxy statement.
(2)	Audit-related fees represent amounts we were billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews. This category primarily includes services relating to internal control assessments and accounting-related consulting. Grant Thornton LLP rendered no such services during the last two years.
(3)	Tax fees represent amounts we were billed in each of the years presented for professional services rendered in connection with tax compliance, tax advice, and tax planning.
(4)	All other fees represent amounts we were billed in each of the years presented for services not classifiable under the other categories listed in the table above.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Grant Thornton LLP is responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting principles in the United States and to issue a report on its audit.

The current members of the audit committee are Mr. Lucas (Chairman), Dr. Caudill and Mr. Pines. Dr. Sorell served as a member of the audit committee during fiscal 2006 and until April 1, 2007. The board of directors has determined that each member of the audit committee satisfies all applicable independence and experience requirements of the American Stock Exchange and the Securities and Exchange Commission for audit committee membership. The board of directors has also determined that two members of the audit committee, Dr. Caudill and Mr. Lucas are qualified as “audit committee financial experts” as defined by the SEC.

The audit committee acts pursuant to a written charter adopted by the board of directors. A copy of the charter is included as Appendix A to this proxy statement. The audit committee retains our independent auditors, reviews their independence, reviews and approves any fee arrangements with our auditors, oversees their audit work, reviews and pre-approves any non-audit services that may be performed by them, reviews the adequacy of accounting and financial controls, reviews our critical accounting policies and reviews and approves any related party transactions.

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006, with management and with our independent auditors. The audit committee has also reviewed and discussed with our independent auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The audit committee has met with Grant Thornton LLP, with and without management present, to discuss the overall scope of Grant Thornton LLP’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

The audit committee has received from Grant Thornton LLP a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that SCOLR Pharma’s audited financial statements be included our annual report on Form 10-K for the fiscal year ended December 31, 2006.

AUDIT COMMITTEE

Herbert L. Lucas (Chairman)

Randall L-W. Caudill

Wayne L. Pines

EXECUTIVE OFFICERS

Our executive officers are generally elected annually at the meeting of our board of directors held in conjunction with the annual meeting of stockholders. The following are our current executive officers and their ages as of April 1, 2007:

Name	Position	Age	Position Since
Daniel O. Wilds	President and Chief Executive Officer	58	2003

Richard M. Levy	Vice President of Finance and Chief Financial Officer	48	2005

Alan M. Mitchel	Senior Vice President of Business and Legal Affairs and Chief Legal Officer	50	2005

Stephen J. Turner	Vice President and Chief Technical Officer	36	2003

The following sets forth the business experience, principal occupations and employment of each of our current executive officers.

For a biographical summary of Daniel O. Wilds, see “Directors.”

Richard M. Levy was appointed Chief Financial Officer and Vice President of Finance on June 8, 2006, and served as interim Chief Financial Officer and Vice President of Finance commencing December 15, 2005. Mr. Levy has over two decades of experience in financial institutions as a chief financial officer, controller, consultant and auditor. He served as the corporate controller for Safeco Insurance, and prior to that the CFO for the specialty finance segment and corporate controller for Washington Mutual Bank. Mr. Levy worked for Bank of America for seven years. His experience there included serving as the senior vice president and controller of Bank of America Texas operations and also included coordinating all accounting activities and acting as chief financial officer for new acquisitions, including acquisitions of community banks and the transition process into a larger holding company. His work at Bank of America also included international financial management experience in its international private banking and world banking divisions. His corporate financial duties included serving as director and as chief financial officer of various Bank of America subsidiaries. Mr. Levy earned his BA in business economics and accounting from the University of California, Santa Barbara and is licensed as a CPA in Washington State.

Alan M. Mitchel has worked for SCOLR Pharma since January 2005 as Senior Vice President of Business and Legal Affairs and Chief Legal Officer. Mr. Mitchel has practiced corporate law for more than twenty years prior to joining us, with private law firms in Seattle and Miami. In addition, Mr. Mitchel has general management experience as managing partner of a food manufacturing company for the food service industry. Mr. Mitchel received an LLB from Duke University School of Law.

Stephen J. Turner has worked for SCOLR Pharma since the fall of 1999 and primarily has been responsible for the commercialization and application of our CDT platform. In 2003, Mr. Turner was promoted to our Vice President and Chief Technical Officer. In addition to Mr. Turner’s involvement in our growth and application of our technology platform, he is named on one patent issued to SCOLR, has contributed to numerous additional patent filings, has published articles in industry related publications, and has presented his research findings at numerous academic seminars and symposia. Mr. Turner is an active member in scientific organizations including AAPS (American Association of Pharmaceutical Scientists) and the Controlled Release Society. Mr. Turner holds a BS in biology with a minor in geochemistry from Western Washington University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Dr. Caudill, Mr. Lucas and Mr. Pines are the current members of the compensation committee. The compensation committee is responsible for establishing compensation programs for all employees with compensation in excess of $100,000, including executives. For executive officers, the compensation committee evaluates performance and determines compensation policies and levels. The president and chief executive officer may participate in the committee discussions regarding compensation of executive officers, but may not be present when the committee discusses his own compensation.

Compensation Philosophy

The goals of our compensation program are to align employee compensation with our business objectives and performance and to enable us to attract and retain the highest quality executive officers and other employees, reward them for our progress and motivate them to enhance long term stockholder value. The key elements of the philosophy are as follows:

•	We pay competitively with companies with which we compete for talent.

•

We maintain short and long-term incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

Forms of Compensation

Base Salary.    The compensation committee annually reviews each executive officer’s base salary. When reviewing base salaries, the compensation committee considers individual and corporate performance, levels of responsibilities, prior experience, breadth of knowledge and competitive pay practices. Base salaries for executive officers for 2006 were increased between 4.5% and 8% as compared to fiscal 2005. The increases were due to the executive officer’s and our performance during the prior year, including, among other things, the completion of additional financing in April 2006, completion of strategic alliances and the progress of our development programs.

Near-Term Incentives.    In December 2006, the compensation committee met and approved cash bonuses for performance for the 2006 fiscal year for all executive officers. The bonuses awarded depended on the achievement of specified corporate goals and individual performance objectives for each executive officer. Cash bonuses awarded to executive officers for performance in 2006 ranged from 33% to 49% of the executive officers’ respective base salaries. The compensation committee annually reviews and approves the performance objectives for our executives.

Long-Term Incentives.    Our long term incentive program for officers consists of stock option grants pursuant to our 2004 equity incentive plan. Stock options granted to our executive officers under the plan generally vest over a three year period to encourage employees to remain with us. Through option grants, executives and employees receive equity as an incentive to assist in building long-term stockholder value. Stock option grants in 2006 were made at an exercise price of 100% of the fair market value of our common stock on the date of grant. Executive officers receive value from the grants only if the common stock appreciates over the long term. In determining the size of stock option grants to executive officers, the compensation committee bases its decisions on such factors as the value of options awarded to comparable positions in peer group companies, corporate and individual performance, the number of options currently held by the officers, the allocation of overall share usage attributed to executive officers and the relative proportion of long-term incentives within the total compensation mix.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its other highly compensated executive officers. The compensation committee established a Section 162 subcommittee which is comprised solely of outside directors (currently Dr. Caudill and Mr. Lucas) for purposes of Section 162(m) of the Internal Revenue Code as amended. The subcommittee was authorized to approve compensation arrangements for our highly compensated officers, as well as approve stock option grants to executive officers and directors. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Section 162(m) subcommittee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to our executive officers in a manner that is intended to avoid disallowance under Section 162(m).

Compensation Committee

The primary purpose of the compensation committee is to discharge the board’s responsibilities relating to compensation and benefits of our executive officers. In carrying out these responsibilities, the compensation committee reviews all components of executive officer compensation for consistency with the committee’s compensation philosophy as in effect from time to time. The compensation committee also oversees and recommends director compensation to the board of directors.

The committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate, to perform its duties and to determine the terms, costs and fees for such engagements. The committee has the sole authority to retain or terminate any consulting firm used to evaluate director, chief executive officer or executive compensation, and to determine and approve the terms of engagement the fees and costs for such engagements. We pay the fees and costs of any consultant or advisor engaged by the committee to assist in it in performing any of its duties. The committee does not currently engage any consultant related to executive or director compensation matters, however, the committee is evaluating proposals from independent consulting firms to assist it in performing its duties.

The committee meets as often as it deems appropriate, but not less frequently than once each year, to review the compensation of our executive officers, and to otherwise perform its duties under its charter.

To fulfill its responsibilities and duties, the committee:

•

Determines all compensation for our chief executive officer, including incentive-based and equity-based compensation. Our chief executive officer may not be present during such voting or deliberations.

•

Reviews and approves annual performance objectives and goals relevant to compensation for our chief executive officer and evaluates the performance of our chief executive officer in light of these goals and objectives.

•

Considers, in determining the long-term incentive component of compensation for our chief executive officer, the performance of SCOLR Pharma and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to our chief executive officer in past years.

•

Makes recommendations to the board regarding incentive-based or equity-based compensation plans in which our executive officers participate, reviews and approves salaries, incentive and equity awards for other executive officers and oversees the evaluation of management.

•	Approves all employment, severance, or change-in-control agreements, special or supplemental benefits applicable to our executive officers.

•

Periodically reviews and advises the board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of our compensation programs for our chief executive officer and our other executive officers relative to comparable companies in our industry.

Chief Executive Officer Compensation

Mr. Wilds’s base salary as president and chief executive officer in fiscal year 2006 was $335,000. His bonus for 2006 consisted of $163,313 in cash. Mr. Wilds’s base salary and bonus were determined by the compensation committee in the same manner as that for our other executive officers, and was based on the achievement of specified corporate goals and individual performance objectives, including, among other things, the completion of additional financing in March 2006, negotiation of strategic alliances, and the progress of our development programs. Mr. Wilds’s base salary for 2007 was set at $350,000.

We entered into an employment agreement with Mr. Wilds in November 2004. In accordance with this agreement, we granted Mr. Wilds options to purchase 300,000 shares of common stock at an exercise price of $3.21 per share (the closing price at the date of grant). This grant reflected Mr. Wilds’s performance in 2004 and 2003 and was designed to align his long term compensation with building stockholder value. These options have a ten year term and vest over three years in 36 equal monthly installments. The agreement also provides that Mr. Wilds will receive a monthly car allowance of $500, paid vacation of four weeks per year, and other customary benefits. Mr. Wilds did not receive any additional stock options during 2006.

Summary Compensation Table

The following table sets forth information concerning the compensation earned during fiscal 2006 by our Chief Executive Officer, our Chief Financial Officer, and our two other most highly-compensated executive officers.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Daniel O. Wilds President and Chief Executive Officer	2006	$335,000	$260,336	$163,313	$6,000	(4)	$764,649

Richard M. Levy Vice President of Finance and Chief Financial Officer	2006	185,000	124,028	66,500	2,000		377,528

Alan M. Mitchel Senior Vice President of Business and Legal Affairs	2006	261,000	269,307	123,937	4,185		658,429

Stephen J. Turner Vice President and Chief Technical Officer	2006	225,000	174,091	90,000	3,000		492,091

(1)	Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123(R). The assumptions used with respect to the valuation of option grants are set forth in Note 13 to our consolidated financial statements.
(2)	Consists of a bonus based on the achievement of specified targets determined by our board of directors prior to the beginning of the fiscal year.
(3)	Except as otherwise indicated, consists of matching contributions to the SCOLR Pharma 401(k) Plan.
(4)	Consists of a car allowance.

Employment Contracts

We entered into an employment agreement with Mr. Wilds which provides that he will continue serving as our president and chief executive officer indefinitely, subject to termination as provided in the agreement. The agreement provided for an increase in Mr. Wilds’s base salary to $320,000 per year effective January 1, 2005 (subsequently increased to $350,000 per year) and annual reviews and possible increases in subsequent years. In addition, Mr. Wilds will be eligible to receive an annual bonus up to 65% percent of his base salary (as adjusted from time to time) based on the achievement of certain objectives approved by the board of directors in its discretion; provided there has been a minimum gain in our market capitalization of 20% for the year under consideration for payment of a bonus. We may terminate Mr. Wilds’s agreement for “cause” without notice or compensation, except for unpaid base salary and other benefits already earned. If we terminate the agreement “without cause,” or if Mr. Wilds resigns for “good reason,” Mr. Wilds will receive a lump sum payment equal to 87.5% of his then current base salary, a prorated bonus payment equal to 65% of such base salary for the portion of the year prior to termination (provided there has been a minimum gain in our market capitalization of 20% during the applicable portion of such year), accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year. The agreement also provides that Mr. Wilds will receive a monthly car allowance of $500, paid vacation of four weeks per year and other customary benefits.

We entered into an employment with Mr. Levy, effective December 15, 2005, which provides that he will serve as our chief financial officer and vice president—finance. The agreement provides for an initial annual salary of $185,000 (subsequently increased to $216,000), and Mr. Levy will be eligible to receive an annual bonus of up to 35% of his base salary based on the achievement of certain objectives approved by the board of directors in its sole discretion. We also granted Mr. Levy an option to purchase 150,000 shares of our common stock. The option was immediately exercisable with respect to 25,000 shares, and the remaining portion of the option will vest over a period of three years, with one-third vesting on December 15, 2006, and the remainder vesting monthly thereafter in 24 equal installments. In the event of a change of control, Mr. Levy’s option will fully vest and become immediately exercisable. The agreement has a term of six months and will continue thereafter on a month-to-month basis unless earlier terminated in accordance with the terms of the agreement. Mr. Levy was entitled to receive continuation of his base salary for the period of time remaining in his initial six-month term of employment if we terminated his employment without cause. He also agreed not to compete with us for one year following the termination of his employment.

We entered into an employment agreement with Mr. Mitchel, effective January 10, 2005, which provides that he will serve as senior vice president of business and legal affairs and chief legal officer indefinitely, subject to termination as provided in the agreement. The agreement provides for the payment of a base salary of $245,000 per year (subsequently increased to $281,799 per year), with annual reviews and possible increases in subsequent years. Mr. Mitchel will be eligible to receive an annual bonus up to 50% percent of his base salary (as adjusted from time to time) based on the achievement of certain objectives approved by the board of directors in its discretion; provided there has been a minimum gain in our market capitalization of 20% for the year under consideration for payment of a bonus. In addition, Mr. Mitchel was also granted an option to purchase 200,000 shares of our common stock. We may terminate Mr. Mitchel’s agreement for “cause” without notice or compensation to Mr. Mitchel, except for unpaid base salary and other benefits already earned. If we terminate the agreement “without cause,” or if Mr. Mitchel resigns for “good reason,” Mr. Mitchel will receive a lump sum payment equal to 87.5% of his then current base salary, a prorated bonus payment equal to 50% of such base salary for the portion of the year prior to termination (provided there has been a minimum gain in our market capitalization of 20% during the applicable portion of such year), accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year.

We entered into an employment agreement with Mr. Turner which provides that he will serve as vice president and chief technical officer. The agreement provides for an annual salary of at least $85,000 (subsequently increased to $240,750 per year) and includes provisions for bonus, salary increases and stock options as determined by the board of directors. In accordance with the terms of the agreement, Mr. Turner’s employment is “at will” and he may be terminated at any time with or without cause. However, if we terminate

Mr. Turner’s employment “without cause,” or if Mr. Turner terminates his employment for “good reason,” we have agreed to continue to pay his then current base salary for six months following the date of termination.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to option awards and other plan-based awards granted during the fiscal year ended December 31, 2006, to our named executive officers:

2006 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Daniel O. Wilds	11/12/04	$—	$217,750	$—	—	$—	$—

Richard M. Levy	12/15/05	—	70,000	—	—	—	—

Alan M. Mitchel	1/10/05	—	130,460	—	—	—	—
	4/27/2006				60,000	5.70	210,864

Stephen J. Turner	12/13/05	—	112,500	—	—	—	—
	4/27/2006	—	—	—	60,000	5.70	210,864

(1)	We award cash bonuses based on the achievement of specified financial targets determined by our board of directors prior to the beginning of the fiscal year and specified in the employment agreements of the named executive officers. The target payout amounts are as specified in the employment agreements for Messrs. Wilds, Levy and Mitchel, and as set by the board of directors at the beginning of each fiscal year for Mr. Turner. The actual amount paid to each named executive officer for the fiscal year ended December 31, 2006, is set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2006:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Daniel O. Wilds	250,000	—		2.10	8/7/13
	194,675	105,325	(2)	3.21	11/11/14

Richard M. Levy	66,665	83,335	(3)	4.49	12/15/15

Alan M. Mitchel	127,777	72,223	(2)	4.50	1/10/15
	—	60,000	(1)	5.70	4/28/16

Stephen J. Turner	5,000	—		0.35	12/29/10
	25,000	—		0.66	2/9/11
	25,000	—		0.56	5/24/11
	50,000	—		1.05	5/15/13
	36,850	18,150	(4)	3.15	4/15/14
	40,000	20,000	(1)	4.80	12/6/14
	—	60,000	(1)	5.70	4/28/16

(1)	The option vests at the rate of 1/3 of the underlying shares on the first anniversary of the date of grant and 1/36 of the shares each month thereafter.
(2)	The option vests at the rate of 1/36 of the underlying shares on the initial vesting date of grant and 1/36 of the shares each month thereafter.
(3)	The option vested with respect to 25,000 of the underlying shares on the date of grant, with the remaining option vesting at the rate of 1/3 of the underlying shares on the first anniversary of the date of grant and 1/36 of the shares each month thereafter.
(4)	The option vested in full on April 15, 2007.

Option Exercises and Stock Vested During Last Fiscal Year

None of our named executive officers exercised options during fiscal 2006.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Potential Payments upon Termination or Change in Control

Mr. Wilds is entitled to severance benefits if we terminate his employment “without cause,” or if Mr. Wilds resigns for “good reason.” The severance benefits include a lump sum payment equal to 87.5% of his then current base salary, a prorated bonus payment equal to 65% of such base salary for the portion of the year prior to termination (provided there has been a minimum gain in our market capitalization of 20% during the applicable portion of such year), accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year.

Mr. Levy’s stock options will fully vest and become immediately exercisable in the event of a change in control.

Mr. Mitchel is entitled to severance benefits if we terminate his employment “without cause,” or if Mr. Mitchel resigns for “good reason.” The severance benefits include a lump sum payment equal to 87.5% of his then current base salary, a prorated bonus payment equal to 50% of such base salary for the portion of the year prior to termination (provided there has been a minimum gain in our market capitalization of 20% during the applicable portion of such year), accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year.

Mr. Turner is entitled to a continuation of his then current base salary for six months following termination if we terminate his employment “without cause,” or if Mr. Turner terminates his employment for “good reason.”

Assuming the employment of our named executive officers were to be terminated involuntarily or terminates for good reason on December 31, 2006, in connection with or within twelve months of a change in control, they would be entitled to payments in the amounts set forth opposite their name in the following table:

POTENTIAL SEVERANCE PAYMENTS AS OF DECEMBER 31, 2006

Executive Officer	Salary Lump Sum Payment ($)	Health Benefits ($)	Acceleration of Stock Options Vesting ($)
Daniel O. Wilds	$293,125	$10,000	$156,934

Stephen J. Turner	112,500	—	—

Alan M. Mitchel	228,375	12,000	14,445

Richard M. Levy	—	—	17,500

Termination for Cause

We are not obligated to make any cash payment to these executives if their employment is terminated by us for cause or by the executive without good reason.

Equity Acceleration

Under our 2004 Equity Incentive Plan, in the event of a change in control, any options which are neither assumed or substituted for by the acquiror in connection with the change in control nor exercised as of the date of the change in control shall terminate and cease to be outstanding effective as of the date of the change in control. However, our board of directors may, in its discretion, provide in any option award agreement that, in the event of a change in control, the exercisability and vesting of the outstanding option and any shares acquired upon the exercise thereof shall accelerate upon such circumstances and to such extent as specified in such award agreement.

280G Tax Adjustment

If any payment or benefit received or to be received by Messrs. Wilds or Mitchel under their respective employment agreements would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then he may elect to reduce the amounts payable to him in order to avoid any payment which would be nondeductible by us under Section 280G.

Release of Claims

As a condition to each executive’s entitlement to receive the cash severance payments referenced in the tables above, the executive is required to execute a release of claims against SCOLR Pharma.

DIRECTOR COMPENSATION

Our board of directors, based on competitive data, determined the cash and equity compensation structure as set forth below to be paid to members of the board of directors and committees of the board of directors who are not employees, effective as of January 1, 2007:

•	each non-employee director (who does not serve as chairman of the board) receives an annual retainer of $25,000 and an annual stock option grant for 17,500 shares of our common stock;

•	the chairman of the board receives an annual retainer of $35,000 and an annual stock option grant for 22,500 shares of our common stock;

•	the chairman of the audit committee receives an additional annual retainer of $5,000; and

•	each non-employee director is reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

Each new non-employee director receives a pro-rated annual retainer and annual stock option grant upon commencement of service on the board. The cash retainers to board members are paid on a quarterly basis in arrears. In the case of continuing directors, the stock option awards are automatically granted on the date of the annual stockholder meeting each year, with all such stock option grants having an exercise price equal to the closing price per share of our common stock as reported on the American Stock Exchange on the last trading day prior to the date of grant. The stock options shall become exercisable in twelve equal monthly installments following the date of grant if such person is still serving as a director at such time. In the event of a change in control, each outstanding non-employee director option will become immediately vested exercisable in full.

The following table illustrates the total compensation for board service to be received by our directors for 2007:

2007 DIRECTOR COMPENSATION FOR BOARD SERVICE

Director	Fees Earned or Paid in Cash ($)	Stock Option Awards (#)	Value of Option Awards ($)[1]	Total Compensation for Board Service ($)
Non-employee director	$25,000	17,500	$63,000	$88,000

Chairman of the Board	35,000	22,500	81,000	116,000

Audit Committee Chairman	30,000	17,500	63,000	93,000

Director who is also an employee	—	—	—	—

1	Based on FAS 123R fair value as of December 7, 2006.

During fiscal 2006, our directors were reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committee meetings. In addition, our board of directors approved the cash and equity compensation structure as set forth below to be paid to members of the board of directors and committees of the board of directors who were not employees:

•

the chairman of the board received a quarterly cash retainer of $5,625; the audit committee chairman received a quarterly cash retainer of $4,625; and each other non-employee director received a quarterly cash retainer of $3,750; and

•

each new non-employee director received an initial stock option grant for 50,000 shares upon commencement of service on the board; the chairman of the board received an annual stock option grant for 37,500 shares; the audit committee chairman received an annual stock option grant for 30,000 shares; and each other continuing non-employee director received an annual stock option grant for 25,000 shares; with all such continuing option grants becoming exercisable in twelve equal monthly installments following the date of grant if the person is still serving as a director at such time.

Director Compensation Table

The following table sets forth information concerning the compensation earned during the last fiscal year by each individual who served as a non-employee director at any time during the fiscal year:

Director Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Option Awards (2) ($)	Option Awards (#)	All Other Compensation ($)		Total ($)
Randall L-W. Caudill	$15,000	$109,250	25,000	$—		$124,250

Reza Fassihi	15,000	109,250	25,000	248,000	(3)	372,250

Herbert Lucas, Jr.	18,500	131,100	30,000	—		149,600

Hans Mueller	15,000	109,250	25,000	—		124,250

Wayne Pines	15,000	109,250	25,000	—		124,250

Michael Sorell, M.D.	15,000	109,250	25,000	—		124,250

Michael Taglich	22,500	163,875	37,500	241,105	(4)	427,480

(1)	Reflects fees earned and paid in 2006 and does not include payments in January 2006 for the fourth quarter of 2005.
(2)	The grant date fair value for stock options was developed using the Black-Scholes option pricing model in accordance with SFAS No. 123R. The grant date fair values were developed solely for the purpose of comparative disclosure in accordance with Securities and Exchange rules using the same valuation model and assumptions as applied for purposes of our financial statements for the year ended December 31, 2006 and are not intended to predict future performance or future prices of our stock. The ultimate values of these stock options will depend on our future performance and the future market price of our common stock and cannot be forecast with reasonable accuracy.
(3)	Reflects payments of consulting fees of $4,000 per month and the $200,000 payment related to amendment of the license agreement with Temple University.
(4)	Reflects expense associated with our advisory services agreement with Mr. Taglich.

On November 4, 2005, we entered into an advisory services agreement with Mr. Taglich under which he agreed to provide such advisory services to us as our chief executive officer or our board of directors may reasonably request from time to time. We will not pay any cash compensation to Mr. Taglich for advisory services under the agreement, but we may reimburse Mr. Taglich for reasonable travel and other out-of-pocket expenses he incurs in connection with providing services. The agreement is for a two year period commencing on November 4, 2005, subject to earlier termination according to the provisions of the agreement.

In connection with the agreement, we granted Mr. Taglich an option to purchase 100,000 shares of our common stock at an exercise price of $4.61 per share, which represents the last sale price of our common stock as reported on the American Stock Exchange on the date of grant. The option is exercisable for a period of ten years and becomes exercisable in equal monthly installments over a two-year period commencing on December 5, 2005, subject to the following additional restrictions:

•

If during the first year of service, shares of our common stock have traded on a stock exchange at a price per share in excess of 125% of the exercise price for 30 consecutive trading days, then 50,000 shares of common stock issuable upon exercise of the option will become vested and exercisable.

•

If during the first year of service, shares of our common stock have not traded on a stock exchange at a price per share in excess of 125% of the exercise price for 30 consecutive trading days, then none of the shares of common stock issuable upon exercise of the option will become vested and exercisable.

•

If during the second year of service, shares of our common stock have traded on a stock exchange at a price per share in excess of 150% of the exercise price for 30 consecutive trading days, then all of the shares of common stock issuable upon exercise of the option will become vested and exercisable.

•

If during the second year of service, shares of our common stock have not traded on a stock exchange at a price per share in excess of 150% of the exercise price for 30 consecutive trading days, then no more than 50,000 shares of common stock issuable upon exercise of the option will become vested and exercisable (assuming the 125% threshold is met as described above).

During 2006, we paid Dr. Fassihi $48,000 in consulting fees. We entered into a consulting agreement with Dr. Fassihi on December 22, 2000, which has been amended and supplemented by additional services agreements. Under the consulting agreement, we agreed to pay Dr. Fassihi a monthly retainer of $4,000 and an hourly fee of $100 (which is credited against the retainer), subject to termination upon 30 days notice by either party. In addition, we are obligated to pay Dr. Fassihi royalties for sales of products relating to certain intellectual property assigned to us by Dr. Fassihi. Under the terms of his consulting agreement, we own any and all intellectual property relating to the services provided under the agreements.

We have agreements with Temple University providing us with exclusive worldwide rights for certain patents related to our Controlled Delivery Technology (CDT®). On July 11, 2006, we completed an amendment to the license agreement with Temple dated September 6, 2000, relating to our rights to U.S. Patent No. 6,090,411. The amendment provides for a reduction in the amount of the royalty for sales of prescription drugs covered by the license as well as a reduction in the annual license maintenance fee payable to Temple University. Under the terms of Temple University’s development policy, the inventors of the patent receive 50% of the royalty payments received by the University. In connection with the amendment to the license agreement, we paid $400,000 in cash to the inventors of the patent, including $200,000 to Dr. Reza Fassihi, and the inventors agreed to waive their rights to payment of future royalties received by Temple University based on sales of prescription drugs as well as the portion of the annual license maintenance fee attributable to prescription drugs.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain our 2004 equity incentive plan that provides for the issuance of our common stock to officers and other employees, directors and consultants. We also maintain our 1995 stock option plan with respect to options granted under that plan, however, the 1995 plan has terminated and we no longer grant options under that plan. The plans have been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under our 2004 plan as of December 31, 2006.

Plan Category	Number of shares to be Issued upon exercise of Outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	5,609,457	$3.17	2,073,736
Equity compensation plans not approved by stockholders	None		None

Total	5,609,457		2,073,736

2004 Equity Incentive Plan

General.    Under the Plan, our employees, consultants, officers and directors may be granted equity-based incentive awards in the form of stock options, stock appreciation rights, stock awards, and performance awards, and directors may receive director fee awards and outside directors will be entitled to automatic grants of stock options.

Authorized Shares.    The Plan authorizes the issuance of up to 2,000,000 shares of common stock, plus 350,104 shares which were previously reserved for issuance under the 1995 Stock Option Plan but not subject to outstanding options, and shares of common stock subject to outstanding options under the 1995 Stock Option Plan to the extent shares of common stock are not issued pursuant to such options. If any award expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased us, any such shares that are reacquired or subject to a terminated award will again become available for issuance under the Plan. Appropriate adjustments will be made to the number of shares reserved under the Plan, the share limits affecting incentive stock options, the grant limits and the terms of any outstanding awards in the event of any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure.

Administration.    The Plan is administered by our compensation committee. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code, administration must be by a committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). Subject to the provisions of the Plan, the Committee will determine in its discretion the persons to whom and the times at which awards are granted, the types and sizes of awards, and all of their terms and conditions. The Committee may, subject under some circumstances to certain limitations on the exercise of its discretion required by Section 162(m), amend or cancel any award, waive any restrictions or conditions applicable to any award, and accelerate, extend or defer the vesting of any award. The Committee will have the authority to interpret the Plan and awards granted thereunder, and any such interpretation by the Committee will be binding.

Eligibility.    Awards may be granted to employees, officers, consultants and directors. In addition, awards may be granted to prospective service providers in connection with written employment offers, provided that no shares subject to any such award may be acquired prior to such person’s commencement of service. Incentive stock options may be granted only to employees, and director fee awards and outside director grants may be granted only to members of our board of directors who, as of the time of grant, are not employees.

Stock Options.    The Committee may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code, nonstatutory stock options or any combination thereof. Each option granted under the Plan must be evidenced by a written agreement specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Plan. Incentive stock options must have an exercise price that is not less than the fair market value of a share of our common stock on the date of grant, while nonstatutory stock options may have an exercise price that is less than fair market value. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our common stock must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant.

The Plan provides that the option exercise price may be paid in cash, by check, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option, by tender, to the extent legally permitted, of shares of common stock owned by the optionee having a fair market value not less than the exercise price, or by such other lawful consideration as may be approved by the Committee. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted by us, through the optionee’s surrender of a portion of the option shares.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as may be specified by the Committee. The maximum term of an option granted under the Plan is ten years, provided that an incentive stock option granted to a 10% stockholder must have a term not exceeding five years. An option generally will remain exercisable for three months following the optionee’s termination of service, unless such termination results from the optionee’s death or disability, in which case the option generally will remain exercisable for twelve months following termination, provided that in no case may an option be exercised after its expiration date.

Incentive stock options are not transferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. Nonstatutory stock options granted under the Plan may be assigned or transferred to the extent permitted by the Committee and set forth in the option agreement.

Stock Appreciation Rights.    A Stock Appreciation Right (SAR) entitles the holder thereof to receive, for each share as to which the award is granted payment of an amount, in cash, shares of common stock, or a combination thereof, as determined by the Committee, equal in value to the excess of the fair market value of a share of common stock on the date of exercise over an exercise price as determined by the Committee. SARs may be granted in tandem with an option or on a stand-alone basis. SARs are exercisable at such times, and subject to such conditions, as the Committee may prescribe at the time of granting such award, provided that a SAR granted in tandem with a stock option can only be exercised to the extent that the related option is itself exercisable. The grant shall specify the number of shares of common stock as to which the SAR is granted.

The Committee shall determine and set forth in the participant’s award agreement, evidencing the SAR, the effect of the termination of the participant’s service on the SAR. SARs may not be assigned or transferred other than by will or the laws of descent and distribution.

Stock Awards.    Awards of restricted stock may be granted by the Committee subject to such vesting restrictions for such periods as may be determined by the Committee and set forth in a written agreement. Restricted stock may not be sold or otherwise transferred or pledged until the restrictions lapse or are terminated. Restrictions may lapse in full or in installments on the basis of the participant’s continued service or other factors, such as performance criteria established by the Committee. Participants holding restricted stock will have the right to vote the shares and to receive all dividends and other distributions, except that any dividends or other distributions paid in shares will be subject to the same restrictions as the original award. Unless otherwise provided by the Committee, upon a participant’s termination of service, the participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed.

Performance Awards.    The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as may be determined by the Committee and set forth in a written agreement. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values equal to the fair market value of a share of common stock determined on the grant date, in the case of performance shares, and $100 per unit, in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

The Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following measures: revenue, operating income, pre-tax profit, net income, gross margin, operating margin, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added and cash flow. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will, according to criteria established by the Committee, be computed before the effect of changes in accounting standards, restructuring charges and similar extraordinary items occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. In the event we pay cash dividends on our common stock, the Committee may provide for the payment of dividend equivalents to a participant awarded performance shares. Performance award payments may be made in lump sum or in installments. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period.

The Committee will determine, in its sole discretion, and include in the applicable award agreement, the effect of a participant’s termination of service prior to completion of the applicable performance period. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Grant Limits.    No employee may be granted under the Plan, during any fiscal year, (a) options to purchase more than five hundred thousand shares of common stock, (b) 300,000 shares of restricted stock on which the restrictions are based on performance goals, as described under “Performance Awards” above, (c) performance shares that could result in the employee receiving more than 300,000 shares of common stock or (d) performance units that could result in the employee receiving more than $2,500,000. The grant limits are intended to permit compensation received by certain executive officers in connection with certain awards granted under the Plan to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code. Performance-based compensation is not counted toward the limit on the amount of executive compensation that public companies are permitted to deduct for federal income tax purposes under Section 162(m).

Change in Control.    The Plan defines a “change in control” as any of the following events upon which our stockholders immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of our voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of our voting securities, our successor or the corporation to which our assets were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of our voting stock; (ii) a merger or consolidation in which we are a party; (iii) the sale, exchange or transfer of all or substantially all of our assets; or (iv) our liquidation or dissolution. In the event of a change in control, the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof may either assume all outstanding awards or substitute new awards having an equivalent value. Any options which are neither assumed nor substituted nor exercised as of the change in control terminate; provided that the Committee may provide otherwise in an award agreement. Any option not assumed, replaced or exercised prior to the change in control will terminate upon the change in control. The Plan authorizes the Committee, in its discretion, to provide in any award agreement that if, within a period following a change in control specified by the Committee, the participant’s service is involuntarily terminated without cause or the participant resigns for certain reasons as specified in the Plan, then the exercisability, vesting and payment of such participant’s outstanding awards will be accelerated to such extent as specified by the Committee and, if the outstanding award is an option, will remain exercisable for six months (or such other period specified by the Committee) following the date of the participant’s termination of service (but not beyond the expiration of the option’s term).

Termination or Amendment.    The Committee may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of our stockholders, the Committee may not (i) increase the maximum aggregate number of shares of common stock that may be issued under the (except in the case of stock splits, etc.), (ii) change the class of persons eligible to receive incentive stock options, or (iii) make any other amendment that would require the approval of our stockholders under applicable law, regulation or rule. No termination or amendment of the Plan will affect any then outstanding award unless expressly provided by the Committee, unless such termination or amendment is required to enable an option designated an incentive stock option to qualify as an incentive stock option or is necessary to comply with any applicable law, regulation or rule.

The Plan will continue in effect until the earlier of its termination by the Committee or the date on which all shares of common stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing awards granted under the Plan have lapsed.

Compensation Committee Report

The compensation committee of the board of directors of SCOLR Pharma has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in SCOLR Pharma’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

THE COMPENSATION COMMITTEE

Randall L-W. Caudill.

Herbert Lucas, Jr.

Wayne L. Pines

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

Pursuant to our code of business conduct and ethics, our directors, officers and employees are encouraged to avoid situations in which their personal, family or financial interests conflict or even appear to conflict with those of SCOLR Pharma. Our audit committee charter provides that the audit committee shall review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

Related Person Transactions

We have entered into an advisory services agreement with Mr. Taglich, a member of our board of directors, described above under the caption “Director Compensation.”

Since the beginning of fiscal 2006, we were a party to certain transactions with Taglich Brothers, Inc. Mr. Taglich, a member of our board of directors, and his brother, Robert Taglich, are affiliates of Taglich Brothers, Inc. On March 8, 2006, we entered into an engagement letter with Roth Capital Partners and Taglich Brothers to act as placement agents in connection with the sale of up to $40 million of our common stock. The engagement letter provides that the placement agents would receive a fee equal to 6% of the gross proceeds to us and five year warrants to purchase up to 30,000 shares of our common stock at a price equal to 150% of the offering price. On April 21, 2006, we closed a registered direct offering of 2,370,100 shares of our common stock at $5.00 per share for gross proceeds of $11,850,500. We paid the placement agents $711,030 in cash and issued warrants to purchase 11,000 shares of common stock at $7.50 per share, exercisable for five years. Of the amount paid to the placement agents, Taglich Brothers, Inc. received $511,030 in cash and warrants to purchase 5,500 shares of common stock.

We have entered into a consulting agreement with Dr. Fassihi, a member of our board of directors, described above under the caption “Compensation of Directors.” Dr. Fassihi also assigned us all of his right, title and interest in and to the technology known as “oral extended release dosage form based on the principle of controlled hydration” on May 24, 2001. We paid a fee to Dr. Fassihi in connection with execution of this assignment agreement and an additional fee upon issuance of Patent No. 6,517,868. Dr. Fassihi assigned all of his right, title and interest in the technology known as “multiple compressed asymmetric composite delivery system for release-rate modulation of bioactives” to us on August 1, 2002. We paid Dr. Fassihi $50,000 in connection with execution of this assignment agreement and filing of the patent and agreed to pay an additional fee upon issuance of the first patent. We are obligated to pay Dr. Fassihi an annual license maintenance fee, share in upfront payments from customers and pay royalties based on product sales with respect to the intellectual property assigned to us under each agreement.

We entered into two license agreements with Temple University pursuant to which we obtained exclusive worldwide rights to two patents issued to Temple University which listed Dr. Fassihi as one of the inventors. Under the terms of Temple University’s development policy, the inventors receive 50% of the royalty payments received by the University. As a result of these arrangements, we estimate that Dr. Fassihi received approximately $35,000 of the royalties paid to Temple during 2006. On July 11, 2006, we completed an amendment to the license agreement with Temple dated September 6, 2000, relating to the Company’s rights to U.S. Patent No. 6,090,411 (“salt patent”). The amendment provides for a reduction in the amount of the royalty for sales of prescription drugs covered by the license as well as a reduction in the annual license maintenance fee payable to Temple University. Under the terms of Temple University’s development policy, the inventors of the patent receive 50% of the royalty payments received by the University. In connection with the amendment to the license agreement, we paid $400,000 in cash to the inventors of the patent, including $200,000 to Dr. Reza Fassihi and the inventors agreed to waive their rights to payment of future royalties received by Temple University based on sales of prescription drugs as well as the portion of the annual license maintenance fee attributable to prescription drugs.

In March 2002, we entered into an exclusive patent license agreement with Archer Daniels Midland Company (ADM). Under the terms of the agreement, we granted ADM a license to manufacture, use, and sell certain nutraceutical products covered by certain patents owned or licensed by the Company. On August 10, 2006, we entered into an amended and restated amendment to its exclusive patent license agreement with ADM which limits the license granted to ADM to isoflavone products. The amended agreement provides ADM with the worldwide, exclusive right to use certain of our technology for isoflavone products (as defined in the agreement) on a royalty free basis. The amendment also eliminates rights of first refusal and other rights previously granted to ADM. We believe the amended agreement will facilitate the introduction of additional dietary supplement products through its alliance with the Perrigo Company of South Carolina. In connection with the amendment, we paid ADM $200,000 and agreed to pay an additional $250,000 at the earlier of one year or the completion of a qualified securities offering. Perrigo reimbursed us for $50,000 of the payment to ADM and has agreed to reimburse us for an additional $50,000 of the remaining payment. During the years ended December 31, 2006, 2005, and 2004, we recorded royalty revenues under this agreement of $3,540, $36,601, and $72,901 respectively. ADM previously reported ownership of approximately 5% of our outstanding common stock. During February 2007, ADM reported that it had reduced its ownership to less than 5% of our outstanding stock.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of April 1, 2007, certain information regarding the beneficial ownership of SCOLR Pharma common stock by:

•	each shareholder known by us to be the beneficial owner of 5% or more of our common stock;

•	each director and nominee for our board of directors;

•	each executive officer whom compensation information is given in the summary compensation table in this proxy statement; and

•	all of our directors and executive officers as a group.

To our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Common Stock(2)
Daniel O. Wilds	532,184	1.38%
Randall L-W. Caudill	188,426	*
Herbert L. Lucas	1,001,072	2.56%
Dr. Reza Fassihi	131,317	*
Hans Mueller	75,000	*
Wayne L. Pines	111,926	*
Michael Sorell, M.D.	106,250	*
Michael N. Taglich(3)	793,352	2.04%
Alan M. Mitchel	179,720	*
Richard M. Levy	98,626	*
Stephen J. Turner	230,000	*
All directors and executive officers as a group (11 persons)	3,447,873	8.93%

*	Less than 1%.
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock shown as beneficially owned by the persons named in this table includes common stock underlying options and warrants exercisable within 60 days of April 1, 2007 as follows:

Name of Beneficial Owner	Number of Options/Warrants
Daniel O. Wilds	485,184
Randall L-W. Caudill	182,426
Herbert L. Lucas	308,676
Dr. Reza Fassihi	81,250
Hans Mueller	75,000
Wayne L. Pines	109,926
Michael Sorell, M.D.	106,250
Michael N. Taglich	325,067
Alan M. Mitchel	177,220
Stephen J. Turner	223,000
Richard M. Levy	84,026

(2)

The percentage of common stock is calculated on the basis of 38,125,146 shares of common stock outstanding as of April 1, 2007, except that shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of April 1, 2007, are deemed outstanding for computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	Michael N. Taglich is the General Partner of a partnership that beneficially owns 40,000 shares of common stock and warrants to purchase 10,000 shares of common stock. Mr. Taglich disclaims beneficial ownership of the common stock owned by such partnership except to the extent of his pecuniary interest therein. Also includes beneficial ownership of warrants to purchase 7,000 shares of common stock held by Taglich Brothers, Inc. Michael N. Taglich is a stockholder and executive officer of Taglich Brothers, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by SEC regulations to furnish with us copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us and written representations by certain reporting persons regarding their compliance with the applicable reporting requirements we believe that, during 2006, all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with, except that Mr. Taglich filed one late report with respect to one transaction, and Dr. Fassihi filed four late reports with respect to six transactions.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2008 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than January 7, 2008. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal, addressed to the Secretary at our principal executive offices, not less than seventy-five (75) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event less than ninety (90) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice must be so received by the Secretary not later than the close of business on the fifteenth (15th) day following the day on which such notice of meeting was mailed or such public disclosure was made, whichever occurs first.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2007 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2006 annual report (which is not a part of our proxy soliciting materials) is being mailed to stockholders with this proxy statement. Our annual report on Form 10-K for fiscal 2006 and the exhibits filed with it are available at our web site at www.scolr.com/financial.html. Upon request by any stockholder to the following address, a copy of the annual report on Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits:

Investor Relations SCOLR Pharma, Inc. 3625 132nd Avenue SE Suite 400 Bellevue, Washington 98006 (425) 373-0171

By order of the Board of Directors

Daniel O. Wilds
President and Chief Executive Officer

May 4, 2007

SCOLR Pharma, Inc.

PROXY FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Daniel O. Wilds and Alan M. Mitchel, and each of them, with full power of substitution, as proxies to represent and vote as designated in this proxy any and all of the shares of common stock of SCOLR Pharma, Inc., held of record by the name of the undersigned on the Company’s books on April 17, 2007, at the Annual Meeting of Stockholders of SCOLR Pharma, Inc. to be held in Bellevue, Washington at 10:00 a.m. on June 7, 2007, and any continuation or adjournment thereof, with all powers the undersigned would possess if personally present at the meeting.

The undersigned hereby directs and authorizes said proxies, and each of them, or their substitute or substitutes, to vote as specified with respect to the proposals listed below, or, if no specification is made, to vote in favor thereof.

The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote with respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.

The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders of the Company, (b) accompanying Proxy Statement, and (c) Annual Report to Stockholders for the fiscal year ending December 31, 2006.

x    PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES.

To elect the following six (6) persons as directors to hold office until their successors are elected and qualified:

Nominee: Randall L-W Caudill

FOR      WITHHELD

Nominee:     Dr. Reza Fassihi

FOR      WITHHELD

Nominee:     Herbert L. Lucas, Jr.

FOR      WITHHELD

Nominee:     Wayne L. Pines

FOR      WITHHELD

Nominee:     Michael N. Taglich

FOR      WITHHELD

Nominee:     Daniel O. Wilds

FOR      WITHHELD

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Signature:     Date:

Signature:     Date:

Note: Sign exactly as your name(s) appears on your stockholder certificate. If shares of stock are held in the name of two or more persons or in the name of a husband and wife, either as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.